Exhibit 99.1

FOR IMMEDIATE RELEASE

Cloudastructure Reports 272% Year-Over-Year Revenue Growth in Q3 2025 as Expansion Accelerates Across Multifamily and Commercial Markets

Cloudastructure Signs $4.79 Million in Contracts Year-to-Date Through Q3 2025—More Than Triple Full-Year 2024 Total

Customer Financing Partnership and Portfolio-Wide Deployments Accelerate Growth Across Multifamily and Commercial Real Estate

PALO ALTO, CA, November 13, 2025 – Cloudastructure, Inc. (Nasdaq: CSAI) (“we,” “us,” “our,” “Cloudastructure” or the “Company”), a cloud-based video surveillance platform with artificial intelligence (“AI”) and computer vision analytics, today announced financial results for the third quarter ended September 30, 2025, highlighted by a 272% year-over-year increase in revenue. The results reflect accelerating adoption of Cloudastructure’s AI-driven surveillance and remote guarding solutions, fueled by expanding recurring revenue streams and growing operational scale. The Company’s platform is increasingly recognized by leading property management firms and enterprises as a flexible, cloud-based solution for modernizing and unifying security infrastructure across entire portfolios.

Key Highlights

•	Revenue Growth: 272% year-over-year increase in Q3 2025 to $1.45 million.

•	Contract Momentum: $4.79 million in signed contracts year-to-date, more than triple full-year 2024.

•	Customer Financing Program: New third-party initiative removes upfront costs, enabling large-scale deployments and faster adoption.

•	Portfolio-Wide Deployments: Major property management client rolling out Cloudastructure’s AI security platform across multiple properties.

•	Technology Innovation: Introduction of new compression technology that optimizes AI processing both at the edge and in the cloud. The advanced compression approach reduces bandwidth usage by up to 50%, enhances performance for real-time alerts, and provides cost savings through efficient distributed computing.

•	AI Platform Advancements: Enhanced analytics delivers improved detection accuracy and faster event response.

•	Market Expansion: Rapid adoption across multifamily and commercial portfolios, including new luxury developments.

•	Recognition: Alpha™ Mobile Surveillance Trailer named Project Management Solution of the Year at the 2025 PropTech Breakthrough Awards.

•	Operational Strength: Gross profit up 1,070% year-over-year; recurring revenue streams scaling across customer base.

•	Capital Allocation: Company-authorized share repurchase program reinforces confidence in long-term growth strategy.

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Cloudastructure strengthened its financial and operational position during the third quarter through the launch of a strategic customer financing partnership with a leading technology and equipment financing provider. The program eliminates high upfront costs for customers, expands access to larger-scale projects, and drives faster revenue recognition through portfolio-wide deployments. Early results have been highly encouraging, with one major property management client leveraging the initiative to implement a full-portfolio security upgrade across multiple properties.

At the same time, the Company continued to advance both the intelligence and scalability of its AI-driven surveillance platform. Enhancements to Cloudastructure’s proprietary AI analytics platform improved detection accuracy and reduced false positives across multifamily, commercial, and enterprise environments. Expanded real-time object classification and event correlation capabilities now enable faster operator response times and higher precision in large-scale implementations.

A highlight of the quarter was the introduction of Cloudastructure’s advanced compression technology, which reduces bandwidth consumption by up to 50% and enables customers to support significantly more cameras per edge device. The solution delivers lower latency alerts, reduces broadband requirements, and improves scalability by utilizing distributed compute power on otherwise underutilized GPU resources in the Company’s Cloud Video Recorders (CVRs).

The Company also strengthened its AI platform through new automation and adaptive learning capabilities that enhance both analytics performance and system scalability. These advancements are already being applied in high-end deployments, including a luxury high-rise development in Houston, where Cloudastructure’s technology delivers real-time monitoring, advanced threat detection, and integrated access control across a connected network of cameras and IoT devices. By continuously learning from incoming video data, the system refines predictive accuracy and delivers unmatched situational awareness across diverse customer environments.

On the execution front, Cloudastructure demonstrated its ability to scale rapidly across complex customer portfolios. During the quarter, the Company deployed its AI Surveillance and Remote Guarding solutions across two premier luxury multifamily properties in Columbia, Maryland. This marks the Company’s first engagement with one of the nation’s most established multifamily operators, whose portfolio includes more than 30,000 residential units and 2.5 million square feet of commercial space across the Mid-Atlantic. These deployments highlight Cloudastructure’s ability to execute full-scale rollouts quickly, integrate seamlessly with existing systems, and maintain superior uptime and user experience.

Cloudastructure’s innovation leadership was further recognized at the 2025 PropTech Breakthrough Awards, where its Alpha™ Mobile Surveillance Trailer was named Project Management Solution of the Year. This honor underscores the effectiveness of Cloudastructure’s modular surveillance technologies, which achieve the same AI-driven deterrence success—up to a 98% deterrence rate—across mobile, enterprise, and portfolio-wide deployments.

Q3 2025 Operating Highlights

(All comparisons to Q3 2024)

•	Hardware sales increased 144%.
•	Remote Guarding services revenue increased 154%.
•	Cloud video surveillance subscription revenue increased 142%.
•	Number of properties serviced increased 83%.
•	Revenue from installation labor and other services increased 790%.

“Cloudastructure’s third quarter results represent another major milestone in our growth trajectory,” said James McCormick, Chief Executive Officer of Cloudastructure. “We are executing on multiple fronts—expanding revenue, scaling deployments, and removing adoption barriers for property managers through our new financing partnership. The consistent success of our AI Surveillance and Remote Guarding platform, with a proven 98% deterrence rate across multifamily and enterprise portfolios, validates the industry’s shift toward intelligent, proactive security infrastructure. With more than $4.7 million in signed contracts through the first nine months of the year, we are continuing to build on the momentum established in the first half of 2025 and solidifying our position as the partner of choice for large-scale security modernization.”

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“Our focus remains on scalability, innovation, and operational excellence. The partnerships we have forged this year—whether enhancing performance at the edge through our new compression technology or expanding our footprint through recent deployments at two premier luxury multifamily properties in Columbia, Maryland—share a common goal: redefining what modern security can deliver in terms of safety, efficiency, and return on investment.”

“As we continue to advance our technology and broaden our reach, Cloudastructure is not only growing rapidly but shaping the future of property and enterprise security. The foundation we are building today positions us to meet rising global demand for intelligent surveillance and lead the industry into a new era of AI-enabled protection.”

“In addition, our recently announced share repurchase program reflects the Board’s confidence in Cloudastructure’s long-term strategy, financial strength, and ability to deliver sustainable growth. We view the program as a compelling opportunity to invest in ourselves at a time when we see significant value in our shares and strong momentum across every aspect of our business. By repurchasing stock while continuing to fund innovation and expansion, we are aligning our capital strategy with our mission to build shareholder value over the long term. This balanced approach—combining disciplined growth investment with a commitment to returning value—demonstrates the maturity of our business and our confidence in Cloudastructure’s future.”

Financial Results for the Quarter Ended September 30, 2025

Total revenue increased 272% to $1.45 million, compared to $390,000 for the three months ended September 30, 2024. Growth was driven by rising adoption across all product lines, including a 154% increase in Remote Guarding services, a 144% increase in hardware sales, and a 142% increase in cloud video surveillance subscriptions.

Cost of goods sold increased 124% to $731,000, compared to $326,000 in the prior year period, reflecting higher installation labor, hardware, and hosting costs associated with expanded deployments.

Gross profit rose to $720,000 in Q3 2025, compared to $64,000 in Q3 2024, reflecting improved economies of scale, higher-margin recurring revenue, and a 1070% year-over-year increase in gross profit.

Net loss for the third quarter of 2025 was $2.06 million, compared to $1.72 million in the same period last year, as the Company continued strategic investments in sales, marketing, and product development to support accelerated growth and portfolio-wide implementations.

The full financial results for the quarter ended September 30, 2025, are available in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission and accessible at www.sec.gov and on the Company’s website at www.cloudastructure.com

Conference Call

Cloudastructure will host a conference call today at 12:00 PM Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2025, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and entering access code 603715. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/3134/53213 or on the investor relations section of the company’s website, https://investor.cloudastructure.com/.

A webcast replay will be available on the investor relations section of the Company’s website at https://investor.cloudastructure.com/ through November 13, 2026. A telephone replay of the call will be available approximately one hour following the call, through November 27, 2025, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 53213.

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About Cloudastructure

Headquartered in Palo Alto, California, Cloudastructure’s advanced, award-winning security platform utilizes a scalable cloud-based architecture that features cloud video surveillance with proprietary AI/ML analytics and a seamless remote guarding solution. This combination enables enterprise businesses to achieve proactive, end-to-end security while benefiting from a cost-effective model that eliminates proprietary hardware, offers contract-free month-to-month pricing, and includes unlimited 24/7 support. With Cloudastructure, companies can stop crime as it happens while achieving up to a 75% lower total cost of ownership than other systems.

For more information, visit https://www.cloudastructure.com/.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking, such as statements containing estimates, projections and other forward-looking information. Forward-looking statements are typically identified by words and phrases such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statements expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control. These factors include, but are not limited to, the fact that most of our customers are not bound to long-term agreements with us and could cancel our services at any time; cybersecurity risks, which may disrupt the services we provide or subject us to damaging data breaches; our ability to comply with evolving data privacy and other regulations; our ability to successfully deliver our products and services during this period of high growth; the significant competition we face in our industry, which we expect to accelerate as AI/ML solutions evolve; our ability to successfully protect our intellectual property and other rights; and similar factors. Please see the risk factors disclosed in the annual and quarterly reports we file with the SEC for additional risks to our future performance. We caution you against relying on any of the forward-looking statements in this release, as actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

Media Contact:
Kathleen Hannon
Sr. Communications Director
Cloudastructure, Inc.
Kathleen@cloudastructure.com
(704) 574-3732

Investor Contacts:
Crescendo Communications, LLC
212-671-1020
CSAI@crescendo-ir.com

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